EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS RECORD FIRST QUARTER RESULTS,
REAFFIRMS 2014 GUIDANCE DESPITE IMPACT OF PREVIOUSLY ANNOUNCED DIVESTITURE

Summary of First Quarter 2014 Financial Results (in millions, except per share amounts):

	Three Months Ended March 31,
	2014	2013	% Change

Operating Revenues	$1,965	$1,241	58.3%
Commodity Margin	$645	$461	39.9%
Adjusted EBITDA	$446	$286	55.9%
Adjusted Free Cash Flow	$130	$(43)
Per Share (diluted)	$0.31	$(0.10)
Net Loss[1]	$(17)	$(125)
Per Share (diluted)	$(0.04)	$(0.28)
Net Income (Loss), As Adjusted[2]	$55	$(70)

Reaffirming 2014 Full Year Guidance3 (in millions, except per share amounts):

2014

Adjusted EBITDA	$1,900 - 2,000
Adjusted Free Cash Flow	$785 - 885
Per Share Estimate (diluted)	$1.85 - 2.10

Recent Achievements:

•	Operations:

—	Generated approximately 24 million MWh[4] of electricity in first quarter of 2014

—	Leveraged dual-fuel capabilities in Mid-Atlantic and Northeast U.S. to reliably provide power during extreme winter weather

—	Despite extreme weather conditions, delivered low fleetwide forced outage factor of 2.5%

•	Capital Management:

—	Announced value-enhancing agreement to divest approximately 3.5 GW of non-core assets from our Southeast portfolio for $1.57 billion[5]

—	Completed acquisition of Guadalupe Energy Center in Texas and closed related $425 million term loan

—	Reached final stages of construction for expansions of Deer Park and Channel Energy Centers in Texas, which are expected to commence commercial operations during the second quarter of 2014

—	Advanced construction on Garrison Energy Center in Delaware, which is expected to commence commercial operations during the second quarter of 2015

__________

[1]	Reported as Net Loss attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Refer to Table 1 for further detail of Net Income (Loss), As Adjusted.

[3]	2014 guidance assumes closing of previously announced Southeast asset divestiture as of June 1, 2014.

[4]	Includes generation from power plants owned but not operated by Calpine and our share of generation from unconsolidated power plants.

[5]	Subject to working capital and other adjustments.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

(HOUSTON, Texas) May 1, 2014 – Calpine Corporation (NYSE: CPN) today reported first quarter 2014 Adjusted EBITDA of $446 million, compared to $286 million in the prior year period, and Adjusted Free Cash Flow of $130 million, or $0.31 per diluted share, compared to $(43) million, or $(0.10) per diluted share, in the prior year period. Net Loss1 for the first quarter of 2014 was $17 million, or $0.04 per diluted share, compared to $125 million, or $0.28 per diluted share, in the prior year period. Net Income, As Adjusted2, for the first quarter of 2014 was $55 million compared to a Net Loss, As Adjusted2, of $70 million in the prior year period. The increases in Adjusted EBITDA, Adjusted Free Cash Flow and Net Income, As Adjusted2, were driven primarily by higher Commodity Margin resulting from stronger market conditions driven by colder than normal weather, our ability to capture the value of our dual-fuel-capable plants in the North during extreme commodity pricing conditions, portfolio changes and higher regulatory capacity revenue.

“Calpine’s power generation fleet and commercial operations produced record-breaking financial results in the first quarter of 2014,” said Jack Fusco, Calpine’s Chief Executive Officer. “Our versatile combined-cycle and dual-fueled fleet performed exceptionally well this winter, providing essential power to the grid during times of scarcity and price volatility. Despite the extreme weather conditions, our workforce preparedness and preventive maintenance enabled us to deliver a low forced outage factor of 2.5%. Our strong results confirm that Calpine has the right fleet, in the right place, at the right time.
“We continue to strategically reposition the company with the recently announced sale of six power plants in our Southeast region for $1.57 billion,” said Fusco. “This transaction unlocks shareholder value from these non-core, historically underappreciated assets, and we intend to redeploy the capital in a balanced and opportunistic manner that is accretive to Adjusted Free Cash Flow Per Share.
“As I reflect on my six years as CEO, I am proud of the strategic, operational and financial accomplishments of the Calpine team. I am confident that Calpine is very well positioned for further success and that Thad Hill is the right leader to capitalize upon those efforts as we navigate the ongoing secular shift in the U.S. power generation sector. As Executive Chairman, I expect to dedicate more time to focusing on corporate strategy including our capital allocation efforts, in order to maximize shareholder returns while also increasing my efforts to advocate for competitive markets and responsible environmental regulation.”

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

SUMMARY OF FINANCIAL PERFORMANCE

First Quarter Results

Adjusted EBITDA for the first quarter of 2014 was $446 million compared to $286 million in the prior year period. The year-over-year increase in Adjusted EBITDA was primarily related to a $184 million increase in Commodity Margin, which was primarily due to:

+	stronger market conditions driven by colder than normal weather, resulting in higher realized market spark spreads

+	running some of our dual-fuel power plants in our North region on fuel oil rather than natural gas when fuel oil prices were lower than natural gas prices

+	our Russell City and Los Esteros power plants commencing commercial operations during the third quarter of 2013 and the acquisition of Guadalupe Energy Center in February 2014 and

+	higher regulatory capacity revenue in the North, partially offset by

–	lower contribution from hedges.

Net Loss1 was $17 million for the first quarter of 2014, compared to $125 million in the prior year period. As detailed in Table 1, Net Income, As Adjusted2, was $55 million in the first quarter of 2014 compared to a Net Loss, As Adjusted2, of $70 million in the prior year period. The year-over-year improvement was driven largely by:

+	higher Commodity Margin, as previously discussed, partially offset by

–
higher plant operating expense driven primarily by our plant outage schedule that resulted in increased major maintenance expense compared to the prior year period, while normal recurring plant operating expenses were roughly comparable after accounting for portfolio changes and the reversal of previously recognized regulatory fees that benefited the first quarter of 2013 and did not recur in the first quarter of 2014, and

–	lower income tax benefit resulting from an increase in various state and foreign jurisdiction income taxes associated with a decrease in our pre-tax loss.

Adjusted Free Cash Flow was $130 million in the first quarter of 2014 compared to $(43) million in the prior year period. Adjusted Free Cash Flow increased during the period primarily due to the increase in Adjusted EBITDA, as previously discussed.

Table 1: Net Income (Loss), As Adjusted

	Three Months Ended March 31,
	2014	2013
	(in millions)
Net loss attributable to Calpine	$(17)	$(125)
Unrealized MtM (gain)/loss on derivatives(1)(2)	72	55
Net Income (Loss), As Adjusted(3)	$55	$(70)
__________

(1)	Shown net of tax, assuming a 0% effective tax rate for these items.

(2)
In addition to changes in market value on derivatives not designated as hedges, changes in unrealized (gain) loss also includes de-designation of interest rate swap cash flow hedges and related reclassification from AOCI into earnings, hedge ineffectiveness and adjustments to reflect changes in credit default risk exposure.

(3)	See “Regulation G Reconciliations” for further discussion of Net Income (Loss), As Adjusted.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

REGIONAL SEGMENT REVIEW OF RESULTS

Table 2: Commodity Margin by Segment (in millions)

	Three Months Ended March 31,
	2014	2013	Variance
West	$202	$202	$—
Texas	121	76	45
North	267	142	125
Southeast	55	41	14
Total	$645	$461	$184

West Region

First Quarter: Commodity Margin in our West segment was unchanged in the first quarter of 2014 compared to the prior year period. Primary drivers were:

+	the commencement of commercial operations at our contracted Russell City and Los Esteros power plants during the third quarter of 2013 and

+	higher spark spreads due to stronger market conditions resulting from lower hydroelectric generation and warmer weather, partially offset by

–	the expiration of a contract associated with our Delta Energy Center and

–	lower contribution from hedges.

Texas Region

First Quarter:  Commodity Margin in our Texas segment increased by $45 million in the first quarter of 2014 compared to the prior year period. Primary drivers were:

+	higher spark spreads resulting from stronger market conditions due to colder than normal weather and

+	the acquisition of Guadalupe Energy Center in February 2014, partially offset by

–	lower contribution from hedges.

North Region

First Quarter:  Commodity Margin in our North segment increased by $125 million in the first quarter of 2014 compared to the prior year period. Primary drivers were:

+	higher spark spreads resulting from stronger market conditions due to colder than normal weather

+	higher commodity margin contribution from our dual-fuel-capable plants during times when fuel oil prices were lower than natural gas prices and

+	higher regulatory capacity revenues, partially offset by

–	lower contribution from hedges.

Southeast Region

First Quarter: Commodity Margin in our Southeast segment increased by $14 million in the first quarter of 2014 compared to the prior year period. Primary drivers were:

+	higher spark spreads resulting from stronger market conditions due to colder than normal weather, partially offset by

–	lower contribution from hedges.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 3: Liquidity

	March 31,	December 31,
	2014	2013
	(in millions)
Cash and cash equivalents, corporate(1)	$417	$649
Cash and cash equivalents, non-corporate	98	292
Total cash and cash equivalents	515	941
Restricted cash	266	272
Corporate Revolving Facility availability	761	758
CDHI letter of credit availability	35	7
Total current liquidity availability	$1,577	$1,978
__________

(1)	Includes $18 million and $5 million of margin deposits posted with us by our counterparties at March 31, 2014, and December 31, 2013, respectively.

Liquidity was approximately $1.6 billion as of March 31, 2014. Cash and cash equivalents decreased during the first quarter of 2014 primarily resulting from the use of $244 million in cash on hand to fund the purchase of Guadalupe Energy Center, $140 million in share repurchases, $37 million in payments to fund the construction of Garrison Energy Center and the expansions of our Channel and Deer Park Energy Centers as well as other seasonal variations in working capital, which cause fluctuations in our cash and cash equivalents.

Table 4: Cash Flow Activities

	March 31,	March 31,
	2014	2013
	(in millions)
Beginning cash and cash equivalents	$941	$1,284
Net cash provided by (used in):
Operating activities	123	(157)
Investing activities	(769)	(122)
Financing activities	220	(43)
Net decrease in cash and cash equivalents	(426)	(322)
Ending cash and cash equivalents	$515	$962

Cash flows from operating activities in the first quarter of 2014 resulted in net inflows of $123 million compared to net outflows of $157 million in the first quarter of 2013. The increase in cash provided by operating activities was primarily due to an increase in income from operations (adjusted for non-cash items). Also contributing to the increase was a decrease in working capital employed, largely due to a decrease in net accounts receivable/accounts payable balances resulting from timing of cash receipts/disbursements, along with reduced margin requirements. These increases were partially offset by higher cash paid for interest due to timing of interest payments.

Cash flows used in investing activities were $769 million in the first quarter of 2014 compared to $122 million in the first quarter of 2013. The increase in outflows was primarily due to the $656 million purchase of our Guadalupe Energy Center in 2014 with no corresponding acquisition activity in the first quarter of 2013.

Cash flows provided by financing activities were $220 million and were primarily related to proceeds received from the issuance of CCFC Term Loans used to fund a portion of the purchase price of our Guadalupe Energy Center, partially offset by payments associated with execution of our share repurchase program.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

CAPITAL ALLOCATION
Sale of Six Southeast Power Plants
On April 17, 2014, we entered into a purchase and sale agreement to sell six of our power plants in the Southeast segment for a purchase price of approximately $1.57 billion in cash, subject to working capital and other adjustments. The divestiture of these power plants will better align our asset base with our strategic focus on competitive wholesale markets.
Share Repurchase Program

In November 2013, our Board of Directors authorized a new $1.0 billion multi-year share repurchase program, under which we have repurchased a total of 12,759,919 shares of our common stock for approximately $245 million at an average price of $19.18 per share as of the date of this release. In February 2014, we temporarily suspended our share repurchase program during our negotiations regarding the aforementioned transaction.

PLANT DEVELOPMENT

Texas:

Channel and Deer Park Expansions: In the fourth quarter of 2012, we began construction to expand the baseload capacity of our Deer Park and Channel Energy Centers by approximately 260 MW6 each. Each power plant features an oversized steam turbine that, along with existing plant infrastructure, allows us to add capacity and improve the power plant’s overall efficiency at a meaningful discount to the market cost of building new capacity. We expect commercial operations on the expansions of our Channel and Deer Park Energy Centers to commence during the second quarter of 2014.
Guadalupe Energy Center: On February 26, 2014, we, through our indirect, wholly owned subsidiary Calpine Guadalupe GP, LLC, completed the purchase of a power plant owned by MinnTex Power Holdings, LLC with a nameplate capacity of 1,050 MW for approximately $625 million, excluding working capital adjustments. The addition of this modern, natural gas-fired, combined-cycle power plant increased capacity in our Texas segment, which is one of our core markets. We also paid $15 million to acquire the rights to an advanced development opportunity for an approximately 400 MW quick-start, natural gas-fired peaker. We funded the acquisition with $425 million in incremental CCFC Term Loans and cash on hand.

North:

Garrison Energy Center: Garrison Energy Center is a 309 MW combined-cycle project located in Delaware on a site secured by a long-term lease with the City of Dover. Construction commenced in April 2013, and we expect commercial operations to commence during the second quarter of 2015. The project’s capacity cleared PJM’s 2015/2016 and 2016/2017 base residual auctions. We are in the early stages of development of a second phase (309 MW) of this project. PJM has completed the feasibility and system impact studies for this phase, and the facilities study is currently underway.

Mankato Power Plant Expansion: We are proposing a 345 MW expansion of the Mankato Power Plant in response to a competitive resource acquisition process established by the Minnesota Public Utilities Commission (“MPUC”) to acquire up to approximately 500 MW of new capacity. The initial stage of the proceeding was managed via a contested case hearing. On March 27, 2014, the MPUC agreed in part and disagreed in part with the recommendation of the Administrative Law Judge and directed Xcel Energy (Northern States Power) to negotiate in parallel PPAs with Calpine and certain other entities, subject to final review and approval by the MPUC. A decision is expected in late 2014 or early 2015.

___________
6 Represents incremental baseload capacity at annual average conditions. Incremental summer peaking capacity is approximately 200 MW per unit, supplemented by incremental efficiencies across the balance of plant.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

PJM Development Opportunities: We are currently evaluating opportunities to develop more than 1,000 MW in the PJM market area that feature cost advantages such as existing infrastructure and favorable transmission queue positions. These projects are continuing to advance entitlements (permits, zoning, transmission, etc.) for their potential development at a future date.

All Segments:

Turbine Modernization: We continue to move forward with our turbine modernization program. Through March 31, 2014, we have completed the upgrade of twelve Siemens and eight GE turbines totaling approximately 200 MW and have committed to upgrade approximately four additional turbines. Similarly, we have the opportunity at several of our power plants in Texas to implement further turbine modernizations to add as much as 500 MW of incremental capacity across the region at attractive prices. In addition, we have begun a program to update our dual-fueled turbines at certain of our power plants in our North segment. Our decision to invest in these modernizations depends upon, among other things, further clarity on market design reforms currently being considered.

OPERATIONS UPDATE

First Quarter 2014 Power Operations Achievements

•	Safety Performance:

—	Maintained top quartile[7] safety metrics: 0.80 Total Recordable Incident Rate

•	Availability Performance:

—	Despite extreme weather conditions, achieved a low fleetwide forced outage factor of 2.5% and impressive fleetwide starting reliability of 97.4%

•	Geothermal Generation:

—	Provided approximately 1.4 million MWh of renewable baseload generation

•	Natural Gas-fired Generation:

—	Provided approximately 350,000 MWh of reliable oil-fired generation from dual-fuel PJM fleet during extreme weather conditions

—	Pastoria Energy Center: 0% forced outage factor, 100% starting reliability

___________

7 According to EEI Safety Survey (2012).

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

2014 FINANCIAL OUTLOOK
(in millions, except per share amounts)

Full Year 2014
Adjusted EBITDA	$1,900 - 2,000
Less:
Operating lease payments	35
Major maintenance expense and maintenance capital expenditures(1)	380
Cash interest, net(2)	675
Cash taxes	20
Other	5
Adjusted Free Cash Flow	$785 - 885
Per Share Estimate (diluted)	$1.85 - 2.10

Debt amortization	$(200)
Growth capital expenditures (net of debt funding)	$(200)
Guadalupe Energy Center acquisition (net of debt funding)	$(244)
________

(1)	Includes projected major maintenance expense of $220 million and maintenance capital expenditures of $160 million. Capital expenditures exclude major construction and development projects.

(2)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

As detailed above, today we are reaffirming our 2014 guidance, even after accounting for the impact of our announced Southeast asset divestiture. We project Adjusted EBITDA of $1,900 million to $2,000 million, Adjusted Free Cash Flow of $785 million to $885 million and Adjusted Free Cash Flow Per Share guidance of $1.85 to $2.10. We expect to invest $200 million (net of debt funding) in our ongoing growth-related projects during the year, including the expected completion of our Deer Park and Channel Energy Center expansions and ongoing construction of our Garrison Energy Center.

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the first quarter of 2014 on Thursday, May 1, 2014, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call may be accessed through our website at www.calpine.com, or by dialing (800) 447-0521 in the U.S. or (847) 413-3238 outside the U.S. The confirmation code is 36846002. An archived recording of the call will be made available for a limited time on our website or by dialing (888) 843-7419 in the U.S. or (630) 652-3042 outside the U.S. and providing confirmation code 36846002. Presentation materials to accompany the conference call will be available on our website on May 1, 2014.

ABOUT CALPINE

Calpine Corporation generates more electricity than any other independent power producer in America, with a fleet of 94 power plants in operation or under construction, representing more than 29,000 megawatts of generation capacity. Serving customers in 20 states and Canada, we specialize in developing, constructing, owning and operating natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our clean, efficient, modern and flexible fleet is uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. We focus on competitive wholesale power markets and advocate for market-driven solutions that result in nondiscriminatory forward price signals for investors. Please visit www.calpine.com to learn more about why Calpine is a generation ahead - today.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, has been filed with the Securities and Exchange Commission (SEC) and may be found on the SEC’s website at www.sec.gov.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability to hedge risks;

•
Laws, regulation and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs and to comply with covenants under our First Lien Notes, Corporate Revolving Facility, First Lien Term Loans, CCFC Term Loans and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•	The unknown future impact on our business from the Dodd-Frank Act and the rules to be promulgated thereunder;

•	Competition, including risks associated with marketing and selling power in the evolving energy markets;

•	Structural changes in the supply and demand of power, resulting from the development of new fuels or technologies and demand-side management tools;

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenues may not occur at expected levels;

•	Natural disasters, such as hurricanes, earthquakes and floods, acts of terrorism or cyber attacks that may impact our power plants or the markets our power plants serve and our corporate headquarters;

•	Disruptions in or limitations on the transportation of natural gas, fuel oil and transmission of power;

•	Our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions; and

•	Other risks identified in this press release and in our 2013 Form 10-K.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in millions, except share and per share amounts)
Operating revenues:
Commodity revenue	$2,048	$1,308
Unrealized mark-to-market (loss)	(86)	(71)
Other revenue	3	4
Operating revenues	1,965	1,241
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,370	835
Unrealized mark-to-market (gain)	(13)	(14)
Fuel and purchased energy expense	1,357	821
Plant operating expense	265	227
Depreciation and amortization expense	153	146
Sales, general and other administrative expense	33	33
Other operating expenses	22	18
Total operating expenses	1,830	1,245
(Income) from unconsolidated investments in power plants	(9)	(8)
Income from operations	144	4
Interest expense	166	176
Interest (income)	(1)	(2)
Other (income) expense, net	11	5
Loss before income taxes	(32)	(175)
Income tax benefit	(19)	(50)
Net loss	(13)	(125)
Net income attributable to the noncontrolling interest	(4)	—
Net loss attributable to Calpine	$(17)	$(125)

Basic and diluted loss per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	420,105	451,706
Net loss per common share attributable to Calpine — basic and diluted	$(0.04)	$(0.28)

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2014	2013
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$515	$941
Accounts receivable, net of allowance of $5 and $5	627	552
Margin deposits and other prepaid expense	293	309
Restricted cash, current	195	203
Derivative assets, current	655	445
Inventory and other current assets	417	406
Total current assets	2,702	2,856
Property, plant and equipment, net	13,598	12,995
Restricted cash, net of current portion	71	69
Investments in power plants	85	93
Long-term derivative assets	174	105
Other assets	437	441
Total assets	$17,067	$16,559
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$607	$462
Accrued interest payable	93	162
Debt, current portion	189	204
Derivative liabilities, current	728	451
Other current liabilities	256	252
Total current liabilities	1,873	1,531
Debt, net of current portion	11,286	10,908
Long-term derivative liabilities	230	243
Other long-term liabilities	266	309
Total liabilities	13,655	12,991

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; authorized 100,000,000 shares, none issued and outstanding	—	—
Common stock, $0.001 par value per share; authorized 1,400,000,000 shares, 499,765,622 and 497,841,056 shares issued, respectively, and 423,242,107 and 429,038,988 shares outstanding, respectively	1	1
Treasury stock, at cost, 76,523,515 and 68,802,068 shares, respectively	(1,378)	(1,230)
Additional paid-in capital	12,400	12,389
Accumulated deficit	(7,503)	(7,486)
Accumulated other comprehensive loss	(166)	(160)
Total Calpine stockholders’ equity	3,354	3,514
Noncontrolling interest	58	54
Total stockholders’ equity	3,412	3,568
Total liabilities and stockholders’ equity	$17,067	$16,559

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in millions)
Cash flows from operating activities:
Net loss	$(13)	$(125)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense(1)	164	158
Deferred income taxes	(13)	(7)
Unrealized mark-to-market activity, net	72	55
(Income) from unconsolidated investments in power plants	(9)	(8)
Return on unconsolidated investments in power plants	13	—
Stock-based compensation expense	10	8
Other	(2)	—
Change in operating assets and liabilities:
Accounts receivable	(75)	(45)
Derivative instruments, net	(87)	(36)
Other assets	29	(73)
Accounts payable and accrued expenses	106	(91)
Other liabilities	(72)	7
Net cash provided by (used in) operating activities	123	(157)
Cash flows from investing activities:
Purchases of property, plant and equipment	(119)	(176)
Purchase of Guadalupe Energy Center, net of cash	(656)	—
Decrease in restricted cash	6	54
Net cash used in investing activities	$(769)	$(122)

(Table continues)

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in millions)
Cash flows from financing activities:
Borrowings under CCFC Term Loans	$420	$—
Repayment of CCFC Term Loans and First Lien Term Loans	(11)	(6)
Borrowings from project financing, notes payable and other	1	73
Repayments of project financing, notes payable and other	(43)	(36)
Financing costs	(10)	(9)
Stock repurchases	(140)	(75)
Proceeds from exercises of stock options	3	9
Other	—	1
Net cash provided by (used in) financing activities	220	(43)
Net decrease in cash and cash equivalents	(426)	(322)
Cash and cash equivalents, beginning of period	941	1,284
Cash and cash equivalents, end of period	$515	$962

Cash paid during the period for:
Interest, net of amounts capitalized	$225	$213
Income taxes	$8	$5

Supplemental disclosure of non-cash investing activities:
Change in capital expenditures included in accounts payable	$(9)	$17
__________

(1)	Includes depreciation and amortization included in fuel and purchased energy expense and interest expense on our Consolidated Condensed Statements of Operations.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

REGULATION G RECONCILIATIONS

Net Income (Loss), As Adjusted, Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance. These measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance.

Net Income (Loss), As Adjusted, represents net income (loss) attributable to Calpine, adjusted for certain non-cash and non-recurring items as previously detailed in Table 1, including unrealized mark-to-market (gain) loss on derivatives, and other adjustments. Net Income (Loss), As Adjusted, is presented because we believe it is a useful tool for assessing the operating performance of our company in the current period. Net Income (Loss), As Adjusted, is not intended to represent net income (loss), the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Commodity Margin includes our power and steam revenues, sales of purchased power and physical natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense, and realized settlements from our marketing, hedging, optimization and trading activities including natural gas transactions hedging future power sales, but excludes the unrealized portion of our mark-to-market activity and other revenues. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations, and it is a key operational measure reviewed by our chief operating decision maker. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net income (loss) attributable to Calpine before net (income) loss attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, we believe that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any unrealized gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, non-cash GAAP-related adjustments to levelize revenues from tolling contracts, gains or losses on the repurchase or extinguishment of debt and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

During the fourth quarter of 2013, we changed the methodology previously used during 2013 for allocating corporate expenses to our segments. This change had no impact to our Consolidated Condensed Statements of Operations for any period in 2013; however, segment amounts previously reported for the first three quarterly periods in 2013 were adjusted by immaterial amounts.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is presented because we believe it is a useful tool for assessing the financial performance of our company in the current period. Adjusted Free Cash Flow is a performance measure and is not intended to represent net income (loss), the most directly comparable U.S. GAAP measure, or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

Commodity Margin Reconciliation

The following table reconciles our Commodity Margin to its U.S. GAAP results for the three months ended March 31, 2014 and 2013 (in millions):

	Three Months Ended March 31, 2014
					Consolidation
					And
	West	Texas	North	Southeast	Elimination	Total
Commodity Margin	$202	$121	$267	$55	$—	$645
Add: Unrealized mark-to-market commodity activity, net and other(1)	29	(46)	(17)	6	(9)	(37)
Less:
Plant operating expense	105	90	52	27	(9)	265
Depreciation and amortization expense	60	42	33	18	—	153
Sales, general and other administrative expense	10	12	6	6	(1)	33
Other operating expenses	12	2	6	1	1	22
(Income) from unconsolidated investments in power plants	—	—	(9)	—	—	(9)
Income (loss) from operations	$44	$(71)	$162	$9	$—	$144

	Three Months Ended March 31, 2013
					Consolidation
					And
	West	Texas	North	Southeast	Elimination	Total
Commodity Margin	$202	$76	$142	$41	$—	$461
Add: Unrealized mark-to-market commodity activity, net and other(1)	(37)	(11)	7	7	(7)	(41)
Less:
Plant operating expense	95	65	43	31	(7)	227
Depreciation and amortization expense	53	42	33	19	(1)	146
Sales, general and other administrative expense	7	14	6	6	—	33
Other operating expenses	9	1	7	1	—	18
(Income) from unconsolidated investments in power plants	—	—	(8)	—	—	(8)
Income (loss) from operations	$1	$(57)	$68	$(9)	$1	$4
_________

(1)	Includes $(29) million and $(16) million of lease levelization and $4 million and $4 million of amortization expense for the three months ended March 31, 2014 and 2013, respectively.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net loss attributable to Calpine for the three months ended March 31, 2014 and 2013, as reported under U.S. GAAP.

	Three Months Ended March 31,
	2014	2013
	(in millions)
Net loss attributable to Calpine	$(17)	$(125)
Net income attributable to the noncontrolling interest	4	—
Income tax benefit	(19)	(50)
Other (income) expense, net	11	5
Interest expense, net of interest income	165	174
Income from operations	$144	$4
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	151	146
Major maintenance expense	81	66
Operating lease expense	9	9
Unrealized loss on commodity derivative mark-to-market activity	73	57
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(2)	3	6
Stock-based compensation expense	10	8
Loss on dispositions of assets	—	2
Acquired contract amortization	4	4
Other	(29)	(16)
Total Adjusted EBITDA	$446	$286
Less:
Operating lease payments	9	9
Major maintenance expense and capital expenditures(3)	133	136
Cash interest, net(4)	168	180
Cash taxes	6	3
Other	—	1
Adjusted Free Cash Flow(5)	$130	$(43)

Weighted average shares of common stock outstanding (diluted, in thousands)	420,105	451,706
Adjusted Free Cash Flow Per Share (diluted)	$0.31	$(0.10)
_________

(1)	Depreciation and amortization expense in the income from operations calculation on our Consolidated Condensed Statements of Operations excludes amortization of other assets.

(2)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include unrealized (gain) loss on mark-to-market activity of nil for each of the three months ended March 31, 2014 and 2013.

(3)
Includes $83 million and $66 million in major maintenance expense for the three months ended March 31, 2014 and 2013, respectively, and $50 million and $70 million in maintenance capital expenditures for the three months ended March 31, 2014 and 2013, respectively.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)
Excludes an increase in working capital of $6 million and $94 million for the three months ended March 31, 2014 and 2013, respectively. Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three months ended March 31, 2014 and 2013. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable U.S. GAAP measures are provided above.

	Three Months Ended March 31,
	2014	2013
	(in millions)
Commodity Margin	$645	$461
Other revenue	3	3
Plant operating expense(1)	(177)	(154)
Sales, general and administrative expense(2)	(29)	(29)
Other operating expenses(3)	(12)	(10)
Adjusted EBITDA from unconsolidated investments in power plants(4)	16	15
Adjusted EBITDA	$446	$286
_________

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on dispositions of assets and other costs.

(2)	Shown net of stock-based compensation expense and other costs.

(3)	Shown net of operating lease expense, amortization and other costs.

(4)	Amount is composed of income from unconsolidated investments in power plants, as well as adjustments to reflect Adjusted EBITDA from unconsolidated investments.

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance

Full Year 2014 Range(1):	Low	High
	(in millions)
GAAP Net Income (2)	$270	$370
Plus:
Interest expense, net of interest income	675	675
Depreciation and amortization expense	610	610
Major maintenance expense	215	215
Operating lease expense	35	35
Other(3)	95	95
Adjusted EBITDA	$1,900	$2,000
Less:
Operating lease payments	35	35
Major maintenance expense and maintenance capital expenditures(4)	380	380
Cash interest, net(5)	675	675
Cash taxes	20	20
Other	5	5
Adjusted Free Cash Flow	$785	$885

_________

(1)	2014 guidance assumes closing of previously announced Southeast asset divestiture as of June 1, 2014.

(2)	For purposes of Net Income guidance reconciliation, unrealized mark-to-market adjustments are assumed to be nil.

(3)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, income tax expense and other items.

(4)	Includes projected major maintenance expense of $220 million and maintenance capital expenditures of $160 million. Capital expenditures exclude major construction and development projects.

(5)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

Calpine Reports Record First Quarter Results, Reaffirms 2014 Guidance
May 1, 2014

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for continuing operations:

	Three Months Ended March 31,
	2014	2013
Total MWh generated (in thousands)(1)	22,977	23,998
West	8,831	8,337
Texas	6,877	8,030
North	3,645	3,909
Southeast	3,624	3,722

Average availability	88.4%	90.1%
West	89.0%	88.5%
Texas	82.7%	87.2%
North	88.1%	92.3%
Southeast	97.6%	94.1%

Average capacity factor, excluding peakers	43.2%	47.6%
West	58.2%	61.6%
Texas	39.0%	47.8%
North	38.4%	43.2%
Southeast	32.8%	33.7%

Steam adjusted heat rate (Btu/kWh)	7,353	7,345
West	7,248	7,287
Texas	7,151	7,162
North	7,971	7,911
Southeast	7,377	7,269
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.